Exhibit 10.37

Separation and Release Agreement

               This Separation and Release Agreement (“Agreement”) is entered into by and between American River Bankshares, a California corporation, (the “Company”) and American River Bank, a California banking corporation (the “Bank”) each on behalf of itself, its subsidiaries and other corporate affiliates and each of their respective present and former employees, officers, directors, owners, shareholders, and agents, individually and in their official capacities (collectively referred to herein as the “Employer”), and David T. Taber (the “Employee”), a resident of the State of California (the Employer and the Employee are collectively referred to as the “Parties”) as of October 27, 2017 (the “Execution Date”). Unless earlier revoked this Agreement shall become effective on the eighth (8th) day following the Execution Date (the “Effective Date”).

RECITALS

               A.           The Company and Employee are parties to an Employment Agreement dated as of May 6, 2006 (the “Employment Agreement”), which, as extended and renewed, remains in force and effect;

               B.           Pursuant to the Employment Agreement, Employee has served as President and Chief Executive Officer and as a member of the Board of Directors of the Company and the Bank, respectively;

               C.           The Parties have determined that it is in their respective best interests for Employee to separate from and relinquish his duties to the Employer in an amicable and orderly manner to permit a successor, to be selected by the Employer, to assume Employee’s duties at the Company and the Bank;

               D.           The Parties intend for Employee’s separation from the Employer to be treated for all purposes under the Employment Agreement and related compensation and benefit plans and agreements and law as an involuntary termination by Employer without cause unrelated and prior to a Change in Control (as defined in the Employment Agreement); and

               E.            The Parties intend to provide to the fullest extent permitted under applicable law for a complete resolution of any and all claims, whether known or unknown, Employee may have against the Employer arising from or related to his employment by the Employer, including without limitation under the Employment Agreement, benefit and compensation plans and agreements in which the Employee participates or is a party.

               NOW THEREFORE, based upon the foregoing premises the Parties agree as follows:

               1.            Separation Date. The Employee’s last day of employment with the Employer is October 31, 2017 (the “Separation Date”). After the Separation Date, the Employee will not represent himself as being an employee, officer, agent, member of the Board, or representative of the Employer, including the Company or the Bank, for any purpose. Except as otherwise set forth in this Agreement, the Separation Date is the employment termination date for the Employee for all purposes, meaning the Employee is not entitled to any further compensation, monies, or other benefit from the Employer, including coverage under any benefits plans or programs sponsored by the Employer, as of the Separation Date, except as provided in such benefit plans or programs or in this Agreement.

               2.           Termination of Employment. Effective as of the Separation Date Employee’s employment with the Employer shall terminate and all other positions the Employee then holds with respect to each of the Company and the Bank, and each of its subsidiaries, joint ventures, trusts for sponsored benefit plans, or affiliates (the Employer and its subsidiaries and affiliated entities are referred to herein as the “Affiliated Entities”), including as an officer, trustee, member of the Board of Directors, or of any Affiliated Entity shall terminate.

               3.            Return of Property. By the Separation Date, the Employee will return all Employer property provided to the Employee and in his possession or control, including without limitation identification cards or badges, access codes or devices, keys, laptops, computers, telephones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, handbooks, manuals, and any other Employer property in the Employee’s possession.

               4.            Separation Payments and Benefits. On the Separation Date the Employee shall be entitled to receive and the Employer agrees to pay to the Employee as follows:

                              (a)          all unpaid base salary and unused vacation and PTO days through the Separation Date;

                              (b)          reimbursement for any reasonable and necessary business expenses incurred by the Employee and unreimbursed on or prior to the Separation Date pursuant to the Employer’s reimbursement policies, within 30 days following the Employee’s presentation of an invoice to the Employer;

                              (c)          Employer matching contributions to Employer’s 401(k) Plan relating to elective contributions from compensation earned through the Separation Date;

                              (d)          reimbursement or payment of premiums, costs, etc. for benefits provided to the Employee, including without limitation, automobile lease and operating expenses, and health, disability and life insurance through the Separation Date;

                              (e)          Payments provided to the Employee under the Employer’s Deferred Compensation Plan and Salary Continuation Plan, in the amounts and at the times set forth in such Plans and the elections made thereunder and otherwise in accordance with the terms and conditions of such Plans; and

                              (f)          Indemnification of the Employee after the Separation Date under the Employer’s or any Affiliated Entities’ directors’ and officers’ insurance policies, articles of incorporation, bylaws, and indemnification agreements to which Employee is a party, including Employee’s Employment Agreement as if it were still in force and effect, on the terms, conditions and amounts provided in such documents, for events that occurred while the Employee was an officer, trustee, or director of any of the Affiliated Entities.

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               5.            Additional Consideration. In consideration for Employee’s agreements hereunder, including without limitation those set forth in Sections 6, 7, 8, 9, 10, 11, and 12, the Employer agrees to the following:

                              (a)          Employer will pay you an amount equal to 12 months of your annual salary at the rate in effect for the fiscal year ending December 31, 2017 to be paid on the Employer’s regular pay cycle and through the Company’s payroll over a 12 month period commencing on the Separation Date, net of applicable withholding;

                              (b)          Employer will pay you an amount equal to a pro-rated portion of your prior year’s annual cash bonus based on the number of days commencing on January 1, 2017 and ending on and including the Separation Date, which the parties agree is $114,252.32, payable in a lump-sum within thirty (30) days following the Separation Date;

                              (c)          All outstanding and then unvested stock options, restricted stock and other equity awards granted to you under any of the Company’s equity incentive plans (each, an “Equity Award”) which are at such time subject to vesting solely based on your continued employment with the Company (each, a “Time-Vesting Equity Award”) shall be deemed to have vested as if your employment has continued for one (1) year following the Separation Date. . All other outstanding and unvested Equity Awards (each, a “Performance-Vesting Equity Award”) shall be treated in accordance with the terms of the plan document and applicable award agreement governing such Performance-Vesting Equity Award. Employer and Employee agree that the Vested Equity Awards of Employee under this paragraph are set forth in Exhibit A attached hereto and incorporated by this reference and equal 14,574 vested stock options and 11,873 vested restricted stock awards;

                              (d)          If you timely elect to continue your Company-provided health insurance coverage pursuant to the federal COBRA law, the Company will pay directly such COBRA premiums, at the same level as you maintain as of the Separation Date, through the end of the COBRA period (18 months), or until such time as you qualify for health insurance benefits through a new employer, whichever occurs first (the “COBRA Period”). The payment shall be for 100% of your COBRA premiums, as well as for your eligible dependents’ COBRA premiums, and the coverage to be provided on this basis shall be health, vision, and dental coverage. Notwithstanding the foregoing, if (x) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) under Treasury Regulation Section 1.409A-1(a)(5), or (y) the Company is otherwise unable to continue to cover you under its group health plans without incurring penalties (including without limitation, pursuant to the Patient Protection and Affordable Care Act or Section 2716 of the Public Health Service Act or any other health care law), then, in either case, an amount equal to each remaining COBRA premium under such plans shall thereafter be paid to you in substantially equal monthly installments over the COBRA Period (or the remaining portion thereof) (the benefits under this Section 5(d), (the “COBRA Benefit”);

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                              (e)          If you elect to do so within thirty (30) days from the Separation Date, the Employer agrees to sell to you for cash the Employer-owned automobile used by you exclusively for business and personal use at the greater of the Employer’s depreciated cost basis in effect as of the Separation Date or the wholesale value listed in the Kelly Bluebook used car guide. The purchase price may be offset against other payments due and payable to you under this Section 5;

                              (f)          Employer shall reimburse you for up to $5,000 for the attorneys’ fees you incurred for having your attorneys, Murphy Austin Adams Schoenfeld, review and negotiate this agreement upon presentment of their invoice;

                              (g)          Subject to clearance of security procedures and policies, Employer will transfer ownership of the mobile phone and phone number used by you during the course of your employment with Employer;

               6.           Employee Release of Claims.

                              (a)          Employee Release and Waiver of Claims. In exchange for the consideration provided in this Agreement, including Employer’s release under Section 5, the Employee for himself and on behalf of his spouse, heirs, executors, representatives, agents, insurers, administrators, successors, and assigns (collectively, the “Releasors”) except as provided below agrees not to sue and irrevocably, unconditionally and fully and forever waives, releases, and discharges the Employer, including each Affiliated Entity and all of their respective past and present officers, directors, employees, agents, representatives in their corporate and individual capacities (collectively, the “Releasees”) from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever (collectively, “Claims”), whether known or unknown, from the beginning of time to the date of the Employee’s execution of this Agreement, including, without limitation, any claims under any federal, state, local, or foreign law, that Releasors may have, have ever had or may in the future have arising out of, or in any way related to the Employee’s employment, benefits, or separation from employment with the Employer and any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter, including, but not limited to:

               (i)          any and all claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, with respect to existing but not prospective claims, the Fair Labor Standards Act, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of U.S.C. Title 42, the Worker Adjustment and Retraining Notification Act, as amended, the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, the Uniform Services Employment and Reemployment Rights Act, as amended, all of their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released;

               (ii)          any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released;

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               (iii)          any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and

               (iv)          any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs, and disbursements.

               No provision of this Agreement limits the Employee’s ability to communicate with any Authorized Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Authorized Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Employee’s right to receive an award paid by any Authorized Government Agency that is expressly authorized by applicable law to pay for information related to a possible violation of applicable law provided by Employee to such Authorized Government Agency. For purposes of this Agreement an “Authorized Government Agency” is any governmental agency, commission, entity, or any official having the express legal authority to investigate the business, operations or practices of the Employer regarding compliance with, and to initiate proceedings for violations of Applicable Law, including by way of example and without limitation the California Department of Business Oversight, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, and any equivalent local, state or federal law enforcement agency.

                              (b)          Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Employee in this Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Releasees from any and all Claims, whether known or unknown, from the beginning of time to the date of the Employee’s execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, the Employee hereby acknowledges and confirms that:

               (i)           the Employee has read this Agreement in its entirety and understands all of its terms;

               (ii)          by this Agreement, the Employee has been advised in writing of the right to consult with an attorney of the Employee’s choosing and has consulted with such counsel before executing this Agreement;

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               (iii)         the Employee knowingly, freely, and voluntarily assents to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;

               (iv)         the Employee is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Employee is otherwise entitled;

               (v)          the Employee was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of the Employee’s choice, although the Employee may sign it sooner if desired, provided that any changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period;

               (vi)         the Employee understands that the Employee has seven (7) days from signing this Agreement to revoke the release in this paragraph by delivering notice of revocation to the Chairman of the Board at the Employer by letter or email before the end of this seven-day period; and

               (vii)        the Employee understands that the release contained in this paragraph does not apply to rights and claims that may arise after the Employee signs this Agreement.

               This Agreement shall not become effective until the eighth (8th) day after the Employee and the Employer execute this Agreement. This date shall be the Effective Date of this Agreement. No payments due to the Employee under this Agreement shall be made or begin before the Effective Date.

                              (c)          Excluded Claims. Notwithstanding any provision of this Release to the contrary, by executing this Release, the Employee is not waiving and releasing any claims the Employee may have for:

               (i)           unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law;

               (ii)          continuation of existing participation in Employer-sponsored group health benefit plans under the United States law known as “COBRA” and/or under any applicable state counterpart law;

               (iii)         any benefit entitlements that are vested as of the Separation Date under the terms of an Employer-sponsored benefit plan, policy or other arrangement, or this Agreement, whether or not governed by the United States federal law known as “ERISA”;

               (iv)         any claims, causes of action, suits lawsuits, debts, or demands whatsoever, arising out of or relating to the Employee’s right to enforce the terms of this Agreement;

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               (v)          any rights or claims for indemnification as a matter of law or under any written agreements with any of the Releasees, the charter, bylaws or operating agreements of the Employer of any Affiliated Entity, or any rights as an insured, or to coverage, under any directors’ and officers’ liability insurance policy;

               (vi)         any wrongful act or omission occurring after the date the Employee signs this Agreement; and

               (vii)        any breach of this Agreement.

                              (d)          No Pending Complaint or Charges. Each Party represents to the other Party that he or it has not filed any complaints or charges against the other Party or any of the other Releasees with any federal, state, local court, agency or arbitration forum.

               7.            General Release of Claims.

                              (a)          Except for those possible claims specifically excluded in Sections 6 hereof, this Agreement reflects a full and final settlement and general release of all claims and obligations, known and unknown, Employee has or may have individually or collectively against Employer and the Affiliated Entities arising from or related to Employee’s employment by the Employer including Employee’s service as an officer, director and employee of the Company, the Bank and their respective Affiliated Entities up to and including the Separation Date, and constitutes a waiver of each and all of the provisions of California Civil Code Section 1542, which provides as follows:

“ A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

(b)          The Employee expressly waives any rights he may have under Civil Code Section 1542, as well as under any other statutes or common law principles of similar effect except for those possible claims specifically excluded in Section 6 hereof. The Employee acknowledges that the effect and import of the provisions of Civil Code Section 1542 have been explained to him by his own counsel. The Employee acknowledges and agrees that this waiver of rights under Section 1542 of the Civil Code has been separately bargained for and is an essential and material term of this Agreement and, without such waiver, this Agreement would not have been entered into.

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               8.            Post-Termination Obligations and Restrictive Covenants.

                              (a)          Confidential Information. The Employee understands and acknowledges that during the course of employment with the Employer, the Employee has had access to and learned about confidential, secret, and proprietary documents, materials, and other similar information, in tangible and intangible form, of and relating to the Employer and its businesses and existing and prospective depositors, borrowers and employees including information regarding policies, procedures, business processes, practices, methods, plans, documents, research, operations, strategies, contracts, material transactions, know-how, trade secrets, manuals, financial information, marketing information, advertising information, pricing information of the Employer or its businesses. Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. ( information described in the two preceding sentences shall be referred to herein as “Confidential Information”). The Employee further understands and acknowledges that this Confidential Information and the Employer’s ability to reserve it for the exclusive knowledge and use of the Employer is of great competitive importance and commercial value to the Employer, and that improper use or disclosure of the Confidential Information by the Employee might cause the Employer to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, and criminal penalties.

               The Employee further understands and agrees that Confidential Information developed by the Employee in the course of his employment by the Employer is subject to the terms and conditions of this Agreement as if the Employer furnished the same Confidential Information to the Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Employee, provided that such disclosure is through no direct or indirect fault of the Employee or person(s) acting on the Employee’s behalf.

                              (b)          Disclosure and Use Restrictions.

               (i)          Employee Covenants. The Employee agrees and covenants:

               (A)          to treat all Confidential Information as strictly confidential;

               (B)          not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Employer) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Employer and, in any event, not to anyone outside of the direct employ of the Employer except as required in the performance of any of the Employee’s remaining authorized employment duties to the Employer and only after execution of a confidentiality agreement by the third party with whom Confidential Information will be shared or with the prior consent of an authorized officer acting on behalf of the Employer in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and

               (C)          not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Employer, except as required in the performance of any of the Employee’s remaining authorized employment duties to the Employer or with the prior consent of an authorized officer acting on behalf of the Employer in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent).

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               The Employee understands and acknowledges that the Employee’s obligations under this Agreement regarding any particular Confidential Information begin immediately and shall continue until the sooner of the date that the Confidential Information has become public knowledge other than as a result of the Employee’s breach of this Agreement or a breach by those acting in concert with the Employee or on the Employee’s behalf or the third annual anniversary of the Separation Date.

               (ii)          Permitted Disclosures. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Employee shall promptly provide written notice of any such order to an authorized officer of the Employer. The provisions of the last sentence of the last paragraph of Section 4(a) hereof shall also constitute a permitted disclosure.

               9.            Non-Solicitation of Employees. The Employee understands and acknowledges that the Employer has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Employer. The Employee agrees and covenants that for a period of twelve (12) months from the Separation Date not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Employer, including by, among other means, identifying to third parties potential recruits employed at the Employer.

               10.          Cooperation. The Parties anticipate that after the Separation Date no further services will be performed for Employer by Employee but agree that certain matters in which the Employee has been involved during the Employee’s employment may need the Employee’s cooperation with the Employer in the future. Accordingly, for a period of twelve (12) months after the Separation Date, to the extent reasonably requested by the Employer, the Employee shall cooperate with the Employer in connection with matters arising out of the Employee’s service to the Employer; provided that the Employer shall make reasonable efforts to minimize disruption of the Employee’s other activities. The Employer shall reimburse the Employee for reasonable expenses incurred in connection with this cooperation and the Employer shall compensate the Employee at an hourly rate of $275 per hour. In no event will the level of bona fide services performed under this section be more than 20% of the average level of services performed by Employee for Employer in the prior 36-month period.

               11.          Non-Solicitation of Customers. Employee acknowledges that during his service to the Employer he obtained Confidential Information about Employer’s customers, including without limitation their financial needs, cash management practices and future business plans. In order to protect such Confidential Information from improper use, Employee agrees for a period of twelve (12) months from the Separation Date to refrain from directly or indirectly soliciting, contacting or meeting with customers of Employer, including by among other means identifying to third parties Employer’s customers, in an attempt to cause such customers to cease doing business with or curtailing the volume of business being done with the Employer.

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               12.          Non-Disparagement.

                              (a)          The Employee agrees for himself and on behalf his immediate family members, attorneys, representatives and agents that he shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Employer or any of its Affiliated Parties or its businesses, or any of his or its employees or officers, now or in the future including any disparaging or defamatory comments about their integrity, honesty or morality, or about the quality or value of their products, services, methods of doing business, or employment practices, or any other business or personal matter. This Section does not in any way restrict or impede the Employee from exercising protected rights, including rights under the National Labor Relations Act (NLRA) or the federal securities laws, including the Dodd-Frank Act, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

                              (b)          The Employer agrees that it will instruct its directors and executive level employees to refrain from making any disparaging or defamatory comments to any third party , including any prospective employer seeking references, concerning the Employee’s integrity, honesty or morality, the quality or value of his job performance for the Employer or about any other business or personal matter concerning the Employee.

               13.          Standstill. During the Standstill Period (as hereinafter defined):

                              (a)          Executive will not, and will cause his Affiliates (as hereinafter defined) not to, directly or indirectly, acquire Beneficial Ownership (as hereinafter defined) of any shares of common stock or common stock equivalents or the Company, in each case, now or hereafter outstanding (collectively, “Securities”) without the consent of the Company, if the effect of such acquisition would be to increase the aggregate Beneficial Ownership of Securities of Executive to greater than 4.99% of the total number of shares of Company common stock then outstanding (the “Percentage Limitation”); provided, that the foregoing limitation shall not apply to Executive’s acquisition of common stock pursuant to the exercise of the stock options granted to him or the vesting of any stock options, SARs, or equity he currently holds. In addition, Executive will not, and will cause his Affiliates not to, make any public announcement with respect to, or submit any proposal for or with respect to (i) the acquisition of Beneficial Ownership of any Securities if the effect of such acquisition would be to cause the Beneficial Ownership of Executive and his Affiliates to exceed the Percentage Limitation. For purposes of this Section, the term “Affiliates” shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “Beneficial Ownership” shall be determined in accordance with Rule 13d-3 under the Exchange Act.

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                              (b)          Without the express prior written approval of the Board, Executive will not, and will cause his Affiliates not to, directly or indirectly, solicit proxies or initiate, propose or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act), in opposition to any matter that has been recommended by a majority of the members of the Board or in favor of any matter that has not been approved by the Board or seek to advise, encourage or influence any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act, “Person”) with respect to the voting of Securities in such manner, or initiate, or induce or attempt to induce any Person to initiate, any shareholder proposal relating to the Company.

                              (c)          Without the express prior written approval of the Board, Executive will not, and will cause his Affiliates not to, join a consortium, partnership, limited partnership, syndicate or other “group” (within the meaning of Section 13(d)(3) of the Exchange Act), or otherwise act in concert with any Person, for the purpose of acquiring, holding, voting or disposing of Securities, or for any other purpose which would require disclosure under Item 4 of Schedule 13D adopted by the Securities and Exchange Commission under the Exchange Act.

                              (d)          The “Standstill Period” shall commence on the Separation Date and shall terminate on the second annual anniversary of such date.

               14.          Disputes.

                              (a)          Employment Matters. This Section 13 applies to any controversy or claim between you and the Company arising out of or relating to or concerning this Agreement or any aspect of your employment with the Employer or the termination of that employment (together, an “Employment Matter”). This includes, but is not limited to, any and all employment-related claims or controversies, such as breach of employment agreement, breach of the covenant of good faith and fair dealing, negligent supervision or hiring, wrongful discharge in violation of public policy, unpaid wages under the state and federal wage payment laws, breach of privacy claims, intentional or negligent infliction of emotional distress claims, fraud, misrepresentations, defamation, and any claims that could be asserted under all state and federal anti-discrimination laws, including, but not limited to, the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Labor Code, and the Family and Medical Leave Act. You specifically agree to arbitrate all claims for discrimination and marital status, sexual orientation, disability, political activity, or any other statutorily-protected basis under the procedure set forth in the this Section 10 and not through a court of law. This Agreement is further intended to apply to any claim you may have against any of the Employer’s officers, directors, employees, agents, representatives or any of its affiliated or related entities, and to any and all past and future employment relationships you may have with the Employer regardless of job position or title.

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                              (b)          Mandatory Arbitration. Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of your employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in the County of Sacramento, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Sacramento, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure § 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that in the event that provisional injunctive relief is not available, or is not available in a timely manner, through such arbitration, then provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Either you or the Employer may initiate the arbitration process by delivering a written request for arbitration to the other party within the time limits that would apply to the filing of civil complaint in state or federal district court, as applicable to the claim at issue. A late request will be void. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties hereto acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or your employment. The parties hereto agree that the Employer shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. You and the Employer further agree that in any proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to its or his reasonable attorneys’ fees and costs (other than forum costs associated with the arbitration) incurred by it or him in connection with resolution of the dispute in addition to any other relief granted. Notwithstanding this provision, the parties hereto may mutually agree to mediate any dispute prior to or following submission to arbitration.

                              (c)          Enforcement of Arbitration Awards. You or the Employer may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the County of Sacramento, California to enforce any arbitration award under Section 13(b).

                              (d)          Jurisdiction and Choice of Forum. You and the Employer irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of Sacramento, California over any Employment Matter that is not otherwise arbitrated or resolved according to Section 13(b). This includes any action or proceeding to compel arbitration or to enforce an arbitration award. Both you and the Employer (i) acknowledge that the forum stated in this Section 13(d) has a reasonable relation to this Agreement and to the relationship between you and the Employer and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (ii) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 13(d) in the forum stated in this Section, including any objection on the grounds of forum non conveniens or the like, (iii) agree not to commence any such action or proceeding in any forum other than the forum stated in this Section 13(d), and (iv) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on you and the Company.

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                              (e)          Waiver of Jury Trial. To the extent permitted by law, you and the Employer waive any and all rights to a jury trial with respect to any Employment Matter. Notwithstanding the provisions of this Agreement, you shall have the right to file a claim for workers’ compensation and unemployment insurance benefits with the appropriate state agencies, unfair labor practice charges with the National Labor Relations Board, or an administrative charge with the Equal Employment Opportunity Commission, California Department of Fair Employment and Housing, or any similar state agency.

                              (f)          Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.

               15.          Successors and Assigns.

                              (a)          Assignment by the Employer. The Employer may freely assign this Agreement at any time. This Agreement shall inure to the benefit of the Employer and the Affiliated Entities and its successors and assigns.

                              (b)          No Assignment by the Employee. The Employee may not assign this Agreement in whole or in part. Any purported assignment by the Employee shall be null and void from the initial date of purported assignment.

               16.          Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between Employer and Employee relating to the subject matter hereof and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, understandings, statements, course of conduct, and policies, both written and oral.

               17.          Construction. References (A) to Sections are to sections of this Agreement unless otherwise stated; (B) to any contract (including this Agreement) are to the contract as amended, modified, supplemented or replaced from time to time; (C) to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section; (D) to any governmental authority include any successor to the governmental authority; (E) to any plan include any programs, practices and policies; (F) to any entity include any corporation, limited liability company, partnership, association, business trust and similar organization and include any governmental authority; and (G) to any affiliate of any entity are to any person or other entity directly or indirectly controlling, controlled by or under common control with the first entity.

(i)          The various headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement.

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(ii)          Unless the context requires otherwise, (A) words describing the singular number include the plural and vice versa, (B) words denoting any gender include all genders and (C) the words “include”, “includes” and “including” will be deemed to be followed by the words “without limitation.”

(iii)         It is your and the Employer’s intention that this Agreement not be construed more strictly with regard to you or the Employer.

               18.          Withholding. You and the Employer will treat all payments to you under this Agreement as compensation for your employment. Accordingly, the Employer may withhold from any payment any taxes that are required to be withheld under any law, rule or regulation.

               19.          Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and by an authorized employee of the Employer. No waiver by any Party of any breach by any other party of any condition or provision of this Agreement to be performed by any other party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by any Party in exercising any right, power, or privilege under this Agreement operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

               20.          Severability. Should any provision of this Agreement be held by a court or arbitral authority of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held to be unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

               21.          Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

               22.          Nonadmission. Nothing in this Agreement shall be construed as an admission by any Party of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation. Each Party specifically disclaims and denies any wrongdoing or liability to any other Party.

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               23.          Notices. All notices under this Agreement must be given in writing by personal delivery, regular mail or receipted email at the addresses indicated in this Agreement or any other address designated in writing by either party. Until changed in writing all written notices should be sent to the address below.

                              Notice to the Employer:

                              American River Bankshares
                              3100 Zinfandel Drive
                              Suite 450
                              Rancho Cordova, California 95670
                              Attention: Chairman

                              with a copy to:

                              Manatt Phelps & Phillips LLP
                              11355 W. Olympic Blvd
                              Los Angeles, California 90064
                              Attention: Gordon M. Bava

                              Notice to the Employee:

                              Mr. David T. Taber
                              P.O. Box 1009
                              Shingle Springs, California 95682

               24.          Consideration. This Agreement is in consideration of the mutual covenants contained in it. You and the Employer acknowledge the receipt and sufficiency of the consideration to this Agreement and intend this Agreement to be legally binding.

               25.          Compliance with Section 409A.

                              (a)          General. It is the intention of both the Employer and you that the benefits and rights to which you could be entitled pursuant to this Agreement comply with Section 409A to the extent that the requirements of Section 409A are applicable thereto, or are exempt from Section 409A including under the short-term deferral rule, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If you or Employer believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on you and on the Company). Notwithstanding the foregoing, Employer does not make any representation to you that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and Employer shall have no liability or other obligation to indemnify you or hold harmless you or any beneficiary for any tax, additional tax, interest or penalties that you or any beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

                              (b)          Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of your employment shall be made unless and until you incur a “separation from service” within the meaning of Section 409A.

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                              (c)          No Acceleration of Payments. Neither the Employer nor you, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

                              (d)          Treatment of Each Installment as a Separate Payment and Timing of Payments. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which you are entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

                              (e)          Taxable Reimbursements and In-Kind Benefits.

               (i)          Any reimbursements by the Employer to you of any eligible expenses under this Agreement that are not excludable from your income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the earlier of the date on which they would be paid under the Company’s normal policies and the last day of the calendar year following the year in which the expense was incurred.

               (ii)         The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to you, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year (except for any life-term or other aggregate limitation applicable to medical expenses).

               (iii)        The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

               26.          Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart’s signature page of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.

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               IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date above.

EMPLOYER		EMPLOYEE

American River Bankshares and American River Bank

By	/s/ Charles D. Fite	/s/ David T. Taber
Name: Charles D. Fite Title: Chairman		Name: David T. Taber
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